Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-185632, 333-206788, 333-215643, and 333-232632) of Nexstar Media Group, Inc. of our report dated March 1, 2019 relating to the financial statements of Television Food Network, G.P., which is incorporated by reference in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
November 4, 2019